Exhibit 99.1

TEMPUR SEALY NAMES JON L. LUTHER AS DIRECTOR

LEXINGTON, KY, JUNE 1, 2015 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced that its Board of Directors has voted to elect Jon L. Luther to the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Luther will also serve on the CEO Search Committee formed by the Board of Directors to lead the search for a new Chief Executive Officer for the Company.

Jon L. Luther served as Chief Executive Officer of Dunkin’ Brands from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman and became non-Executive Chairman from July 2010 until his retirement in May 2013. Prior to Dunkin’ Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, from February 1997 to December 2002. Prior to Popeyes, Mr. Luther served as President of CA One Services, a subsidiary of Delaware North Companies, Inc. and served as President and CEO of Benchmark Services, Inc., a food services company he founded. Earlier in his career, Mr. Luther held various leadership positions at Marriott Corporation and ARAMARK. Mr. Luther is a member of the board of directors of Six Flags Entertainment Corporation and Brinker International, Inc., and is the Chairman of the Board of Arby’s Restaurant Group. Mr. Luther holds a degree in hotel and restaurant management from Paul Smith’s College.

“I am pleased to welcome Jon Luther to our Board of Directors. He is a proven business leader, with a strong track record of profitably growing large global consumer branded businesses. Jon has a keen understanding of the consumer and notable brand development expertise. As CEO of Dunkin’ Brands, he led the company’s highly successful brand repositioning under the “America Runs on Dunkin” marketing umbrella. He also has significant relevant experience as a public company CEO and a director of other high-performance public companies. I am confident Jon will make substantial contributions to our Company as one of our two new independent directors added to the Board since our 2015 Annual Meeting,” stated Frank Doyle, Chairman of the Board of Directors.

Mr. Luther said, “I am honored to join the Board of Directors of Tempur Sealy, an iconic globally-recognized company with best-in-class products, brands and employees. I look forward to collaborating with my fellow directors and the management team to generate value for all of the Company’s stockholders.”

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit www.tempursealy.com or call 800-805-3635.